Exhibit 99.3

Deutsche Bank

General Meeting 2020

Information on Agenda Item 1 and Shareholders' Rights

150 YEARS

1. Information on Item 1 pursuant to § 124a sentence 1 No. 2 Stock Corporation Act (AktG)

Pursuant to §§ 172, 173 Stock Corporation Act, voting on Item 1 is not provided for as the Supervisory Board has approved the Annual Financial Statements and Consolidated Financial Statements prepared by the Management Board, thus the Annual Financial Statements have been established. § 175 (1) sentence 1 Stock Corporation Act merely stipulates that the Management Board convene the General Meeting for the purpose (inter alia) of accepting the established Annual Financial Statements and Management Report as well as for voting on the appropriation of distributable profit (if applicable) and, in the case of a parent company, also for the purpose of accepting the Consolidated Financial Statements and Management Report as approved by the Supervisory Board. The special case pursuant to § 173 Stock Corporation Act, according to which the General Meeting would be entrusted with establishing the Annual Financial Statements if the Management Board and Supervisory Board decide this, also does not apply. The Management Board and Supervisory Board have not taken such a resolution.

2. Information pursuant to § 121 (3) No. 3 Stock Corporation Act on shareholders’ rights in accordance with § 122 (2), § 126 (1) and § 127 Stock Corporation Act, § 1(2) of the COVID-19 Act (as defined below)

The convening of the General Meeting includes details on shareholders’ rights pursuant to § 122 (2), § 126 (1) and § 127 Stock Corporation Act and § 1 (2) of the Act on Measures in Company, Cooperative, Association, Foundation and Property Law to Combat the Effects of the COVID 19 Pandemic (" COVID-19 Act "), published as Article 2 of the Act to Mitigate the Consequences of the COVID 19 Pandemic in Civil, Insolvency and Criminal Proceedings law of 27 March 2020, published in the Federal Gazette Part I of 27 March 2020, which – pursuant to § 121 (3) No. 3 Stock Corporation Act – are largely limited to the deadlines for exercising these rights. The following information is intended for further clarification purposes.

a) Requests for additions to the Agenda in accordance with § 122 (2) Stock Corporation Act

Pursuant to § 122 (2) Stock Corporation Act, shareholders whose aggregate shareholdings represent one-twentieth of the share capital or the proportionate amount of €500,000 (the latter corresponds to 195,313 shares) may request that items be placed on the Agenda and published. Each new item of the Agenda must also include a reason or a resolution proposal. Requests must be addressed in writing (§ 126 German Civil Code) to the Management Board of the company and received by the company at least 30 days before the General Meeting; the day of the General Meeting and the day of receipt are not included in this calculation. Based on this, the last possible date for the receipt of requests is Sunday, April 19, 2020, midnight (CEST). Requests received after this date will not be considered. The address of the Management Board is as follows:

Deutsche Bank Aktiengesellschaft

Management Board
60262 Frankfurt am Main, Germany

Pursuant to § 122 (2) in conjunction with (1) Stock Corporation Act, shareholders making such requests must prove that they have held the required number of shares for at least 90 days prior to the day the request is received and that they will hold the shares until the Management Board decides on the request. § 121 (7) Stock Corporation Act is to be applied accordingly to the calculation of the period. According to this, the days are counted back, whereby the day on which the request is received shall not be included, and any move from a Sunday, Saturday or public holiday to a preceding or subsequent business day shall not be possible. §§ 187 to 193 German Civil Code shall not be applied accordingly. For the purposes of proof, it is sufficient to provide the entry in the share register or an equivalent note of confirmation issued by the institution where the securities account is held. § 70 Stock Corporation Act applies when calculating the time for which shares have been held. According to this, a claim to the transfer of ownership vis-à-vis a credit institution, financial services provider or an enterprise operating pursuant to § 53 (1) sentence 1 or § 53b (1) sentence 1 or (7) of the German Banking Act is considered to be the same as ownership. The period during which the share was owned by a predecessor in title shall be attributed to the shareholder, provided that he has acquired the share without consideration, from his fiduciary, as a successor in title by operation of law, in connection with the dissolution of a community of interests or as a result of a transfer of assets in accordance with § 13 of the Insurance Supervision Act or § 14 of the Building and Loan Associations Act (§ 70 sentence 2 Stock Corporation Act).

Additional agenda items that are to be published – if they have not already been published upon convening the meeting – will be published in the Bundesanzeiger without delay after the company receives them and forwarded for publication to other such media that can be expected to distribute the information throughout the European Union. Furthermore, without delay after receipt by the company, the additional agenda items will be made accessible on the website www.db.com/general-meeting and announced to all shareholders.

Below is the wording of the regulations of the Stock Corporation Act upon which this shareholder right is based:

§ 122 (1) and (2) (Calling of a meeting at the request of a minority)

(1) The general meeting shall be called if shareholders whose aggregate shareholdings equal or exceed one-twentieth of the share capital, demand such meeting in writing, stating the purpose of and reasons for such a meeting; such demand shall be addressed to the management board. The articles may provide that the right to demand a general meeting shall require another form or the holding of a lower proportion of the share capital. Persons submitting a request must prove that they have held the shares for at least 90 days before the datethe request is received and that they hold the shares until the management board decides on the request. § 121 (7) shall be applied accordingly.

(2) In the same manner, shareholders whose aggregate shareholdings amount to one-twentieth of the share capital or represent an amount of the share capital corresponding to 500,000 euros, may request that items are placed on the agenda and published. Each new item shall be accompanied by an explanation or a resolution proposal. The request in the sense of sentence 1 shall be provided to the company at least 24 days, in the case of listed companies at least 30 days, prior to the meeting; the day of receipt shall not be included in this calculation.

b) Shareholders’ counterproposals and election proposals pursuant to § 126 (1) and § 127 Stock Corporation Act

Due to the concept of the General Meeting as a virtual general meeting without the physical presence of shareholders and their representatives, with the exercise of voting rights only by means of absentee voting or by proxy, without electronic participation of shareholders, shareholders cannot exercise a right to bring forward motions and proposals during the General Meeting. According to the legal concept, counterproposals and election proposals within the meaning of §§ 126(1), 127 Stock Corporation Act as well as procedural motions may therefore not be submitted in the General Meeting.

Shareholders are nevertheless given the opportunity to announce counterproposals and election proposals to the company for publication on the company’s website before the General Meeting in accordance with §§ 126 (1), 127 Stock Corporation Act. The Management Board and the Supervisory Board reserve the right to address at the General Meeting counterproposals and election proposals that fulfill the following conditions.

According to § 126 and § 127 Stock Corporation Act, every shareholder is entitled to have his counterproposal or election proposal made accessible to the persons listed in § 125 (1) to (3) Stock Corporation Act based on therequirements stipulated therein. If shareholders wish for these to be made accessible, counterproposals (with their reasons) and election proposals are to be sent solely to:

Deutsche Bank Aktiengesellschaft
Investor Relations
60262 Frankfurt am Main, Germany
e-mail: HV.2020@db.com
Telefax: +49 69 910 38591

Counterproposals or election proposals that are addressed differently need not be made accessible. Counterproposals should stipulate a reason; this does not apply to election proposals (however, they should contain, if they are to be made publicly available, the information specified in § 124 (3) sentence 4 and § 125 (1) sentence 5 Stock Corporation Act).

Counterproposals within the meaning of § 126 Stock Corporation Act and election proposals within the meaning of § 127 Stock Corporation Act will be published along with any comments by management on the website www.db.com/general-meeting, together with the name of the shareholder and, in the case of counterproposals, the reasons, provided these are received by the company at least 14 days before the General Meeting, whereby the day of receipt and the day of the General Meeting are not to be counted. Based on this, the last possible date for the receipt of proposals is Wednesday, May 5, 2020, midnight (CEST). There is no obligation to publish counterproposals and election proposals – even when the aforementioned deadlines have been met – for the cases laid down in § 126 (2) Stock Corporation Act, and additionally for election proposals in case of § 127 sentence 3 Stock Corporation Act. The Management Board must publish shareholders’ proposals for the election of Supervisory Board members – if the conditions specified above are fulfilled – along with the following information:

  notice of the requirements of § 96 (2) Stock Corporation Act, information on whether the joint fulfilment of the quotas was contested in accordance with § 96 (2) sentence 3 Stock Corporation Act, and information on how many positions on the Supervisory Board must be filled by women and men respectively in order to fulfil the minimum quota requirements pursuant to § 96 (2) sentence 1 Stock Corporation Act.

Below is the wording of the regulations of the Stock Corporation Act upon which these aforementioned rights are based and which also set out the requirements under which it is possible to refrain from publishing counterproposals and election proposals:

§ 126 Proposals by shareholders

(1) Proposals by shareholders together with the shareholder’s name, the grounds and any position taken by the management shall be made available to the persons entitled pursuant to § 125 (1) to (3) under the conditions stated therein if at least 14 days before the meeting the shareholder sends to the address indicated in the notice convening the meeting a counterproposal regarding a proposal of the management board and supervisory board as to an item on the agenda. The date of receipt shall not be taken into account. In the case of listed companies, publishing shall be via the company’s website. § 125 (3) shall apply correspondingly.

(2) A counterproposal and the grounds for this need not be published if

1. the management board would by reason of such communication become criminally liable;

2. the counterproposal would result in a resolution of the general meeting which would be illegal or would violate the articles of association;

3. the grounds contain statements which are manifestly false or misleading in material respects or which are libellous;

4. a counterproposal of such shareholder based on the same facts has already been published with respect to a general meeting of the company pursuant to § 125;

5. the same counterproposal of such shareholder on essentially identical grounds has already been published pursuant to § 125 to at least two general meetings of the company within the past five years and at such general meetings less than one-twentieth of the share of capital represented has voted in favour of such counterproposal;

6.the shareholder indicates that he will neither attend nor be represented at the general meeting; or

7. within the past two years at two general meetings the shareholder has failed to make or cause to be made on his behalf a counterproposal communicated by him.

The statement of the grounds need not be published if its total length is more than 5,000 characters.

(3) If several shareholders make counterproposals for resolution in respect to the same subject matter, the management board may combine such counterproposals and the respective statements of the grounds.

§ 127 Election proposals by shareholders

§ 126 shall apply analogously to a proposal by a shareholder for the election of a member of the supervisory board or external auditors. The election proposal need not be supported by the grounds for this. The management board also neednot publish such election proposal if it fails to contain the details required by § 124 (3) sentence 4 and § 125 (1) sentence 5. For the election of Supervisory Board members of listed corporations that are subject to the Co- Determination Act, the Coal and Steel Co-Determination Act or the Supplemental Co-Determination Act, the Management Board shall provide the following information:

1. notice of the requirements of § 96 (2),

2. information on whether the joint fulfilment of the quotas was contested in accordance with § 96 (2) sentence 3 Stock Corporation Act, and

3. information on how many positions on the Supervisory Board must be filled by women and men respectively in order to fulfil the minimum quota requirements pursuant to § 96 (2) sentence 1 Stock Corporation Act.

§ 124 (3) sentence 4 (Publication of requests for supplements; proposals for resolutions)

The proposal for the election of members of the supervisory board or auditors shall state their name, profession and place of residence.

§ 125 (1) sentences 1 and 5, (2) sentence 1, (3) (Communications to shareholders and supervisory board members) in the version applicable pursuant to § 26j (4) of the Introductory Act to the German Stock Corporation Act until September 3, 2020

(1) 1 The management board shall, at least 21 days before the meeting, announce the convening of the meeting to those credit institutions and shareholders’ associations which had exercised voting rights on behalf of shareholders in the preceding general meeting or which have requested such communication. … 5 In the case of listed companies, any proposal for the election of supervisory board members must be accompanied by details on their membership in other supervisory boards whose establishment is required by law; details on membership in comparable domestic and foreign controlling bodies of economic enterprises should also be provided.

(2) 1 The management board shall provide the same information to shareholders who make such request or are registered as shareholders in the company’s share register at the beginning of the 14th day before the meeting.

…

(3) Each member of the supervisory board may request that the management board send the same communications to him.

(c) Shareholders’ right to submit questions by electronic means in accordance with § 1 (2) of the COVID-19 Act

Based on § 1(2) No. 3, sentence 2 second half-sentence of the COVID-19 Act, the Management Board decided with approval of the Supervisory Board that shareholders must submit their questions to the company by electronic means at the latest two days before the General Meeting. The Management Board will decide in its own dutiful discretion which questions to answer and how to answer them

Only shareholders duly registered for the General Meeting can submit their questions. Questions must be submitted at the latest by Sunday, 17 May, 24:00 (CEST) at the following e-mail address:

HV.2020@db.com

Questions can only be taken into account if the question or questions are submitted accompanied by evidence of the share ownership, i.e. the name, date of birth and address of the shareholder or the shareholder number.

The wording of the regulations which these shareholders’ rights are based on is given below:

§ 1 (2) sentence 1 No. 3, sentence 2 of the COVID-19 Act

(2) The Management Board can decide that the Meeting shall be held without physical presence of the shareholders or their representatives as virtual General Meeting, provided that

[…]

3. the shareholders are provided the opportunity to submit questions by electronic means,

[…]

The Management Board decides in its own dutiful discretion which question to answer and how to answer them; it may also stipulate that questions must be submitted at the latest two days before the Meeting by electronic means.